September 10, 2001

Ace Hardware Corporation
 2200 Kensington Court
 Oak Brook, Illinois 60521
Ladies and Gentlemen:
    Reference is made to (a) the Note Purchase and Private Shelf Agreement dated as of September 27, 1991 (the " 1991 Note Agreement ") between Ace Hardware Corporation (the " Company ") and The Prudential Insurance Company of America (" Prudential ") pursuant to which the Company issued and sold and Prudential purchased the Company's 8.47% Senior Notes in the original principal amount of $20,000,000 due July 1, 2003 and (b) the Amended and Restated Note Purchase and Private Shelf Agreement dated as of September 22, 1993, as amended and restated on August 23, 1996 (the " 1996 Note Agreement ", together with the 1991 Note Agreement, the " Note Agreements ") between the Company and Prudential pursuant to which the Company issued and sold and Prudential purchased the Company's (i) 6.47% Senior Series A Notes in the original principal amount of $30,000,000 due June 22, 2008; (ii) 7.49% Senior Series B Notes in the original principal amount of $20,000,000 due June 15, 2011; (iii) 7.55% Senior Series C Notes in the original principal amount of $20,000,00, due March 25, 2009 and; (iv) 6.61% Senior Series D Notes in the original principal amount of $20,000,000 due February 9, 2010. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the 1996 Note Agreement.

     Pursuant to the request of the Company and in accordance with the provisions of paragraph 11C of each Note Agreement, the parties hereto agree as follows:
     SECTION 1.      Amendments to Note Agreements . From and after the date this letter becomes effective in accordance with its terms, Paragraph 6G of each Note Agreement is deleted in its respective entirety.

      SECTION 2.      Condition Precedent . This letter shall become effective as of the date hereof upon the return by the Company to Prudential of a counterpart hereof duly executed by the Company. This letter should be returned to: Prudential Capital Group, Two Prudential Plaza, Suite 5600, Chicago, Illinois 60601, Attn.: Kira E.Druyan.
     SECTION 3.      Reference to and Effect on Note Agreements . Upon the effectiveness of this letter, each reference to either Note Agreement in any other document, instrument or agreement shall mean and be a reference to such Note Agreement as modified by this letter. Except as specifically set forth in Section 1 and 2 hereof, each Note Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.
     SECTION 4.      Governing Law . THIS LETTER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS OF SUCH STATE.
    SECTION 5.      Counterparts; Section Titles. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. The section titles contained in this letter are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.
                             Very truly yours,
                               THE PRUDENTIAL INSURANCE
                               COMPANY OF AMERICA
                              By:_______________________________
                                     Vice President
Agreed and accepted:
ACE HARDWARE CORPORATION
By: Sandra K. Brandt
 Title: Treasurer